Exhibit 99.1

CĪON INVESTMENT CORPORATION DECLARES CASH DISTRIBUTIONS

FOR IMMEDIATE RELEASE
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NEW YORK, NY (May 18, 2016) – On May 17, 2016, the board of directors (the “Board”) of CĪON Investment Corporation (“CĪON”), an ICON Investments company, declared four regular weekly cash distributions of $0.014067 per share each, which will be paid in June 2016.

Each of the regular weekly cash distributions of $0.014067 per share (an annualized rate of 7.50% based on CĪON's current $9.75 per share public offering price) will be paid on June 29, 2016, to shareholders of record on June 7, June 14, June 21, and June 28, 2016.

Certain Information About Distributions

The determination of the tax attributes of CĪON’s distributions is made annually as of the end of CĪON’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. CĪON intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on a Form 1099-DIV. The payment of future distributions on CĪON’s common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

CĪON may fund its cash distributions to shareholders from any sources of funds available to it, including offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets, dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies and expense support from ICON Investment Group, LLC (“IIG”) and Apollo Investment Management, L.P. ("AIM"), which is subject to recoupment. To date, distributions have not been paid from offering proceeds or borrowings. To date, if expense support from IIG were not supported, some or all of the distributions may have been a return of capital; however, distributions have not included a return of capital as of the date hereof.  CĪON has not established limits on the amount of funds it may use from available sources to make distributions. Through December 31, 2014, a portion of CĪON’s distributions resulted from expense support from IIG, and future distributions may result from expense support from IIG and AIM, each of which is subject to repayment by CĪON within three years. The purpose of this arrangement is to avoid such distributions being characterized as returns of capital. Shareholders should understand that any such distributions are not based on CĪON’s investment performance, and can only be sustained if CĪON achieves positive investment performance in future periods and/or IIG and AIM continue to provide such expense support. Shareholders should also understand that CĪON’s future repayments of expense support will reduce the distributions that they would otherwise receive. There can be no assurance that CĪON will achieve such performance in order to sustain these distributions, or be able to pay distributions at all. IIG and AIM have no obligation to provide expense support to CĪON in future periods.

ABOUT CĪON INVESTMENT CORPORATION

CĪON is a middle-market loan fund that is structured as a publicly registered, non-traded business development company. CĪON offers individual investors the opportunity to invest primarily in the senior-secured debt of private U.S. middle market companies. CĪON leverages the experience of its adviser – CĪON Investment Management, LLC, an ICON Investments company – and its sub-adviser – Apollo Investment Management, L.P., a subsidiary of Apollo Global Management, LLC – to meet its investment objective of generating current income and, to a lesser extent, long-term capital appreciation for its investors. For more information, please visit www.cioninvestmentcorp.com.

ABOUT ICON

ICON Investments (“ICON”) provides innovative alternative investment solutions to individual and institutional investors through publicly-registered programs, private funds, and separately managed accounts. As part of its business strategy, ICON has a growing suite of integrated alternative solutions for the intermediary channel, which currently includes CĪON. ICON and its affiliates have managed investments for more than 81,000 investors and made more than $4.5 billion in total investments. ICON distributes its current sponsored offerings through its affiliated dealer manager, CĪON Securities, LLC (formerly, ICON Securities, LLC). For more information, please visit www.iconinvestments.com.

ABOUT APOLLO

Apollo Global Management, LLC together with its subsidiaries (“Apollo”) is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. Apollo had assets under management of approximately $173 billion as of March 31, 2016, in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

FORWARD-LOOKING STATEMENTS

The information in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are identified by words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions, including references to assumptions and forecasts of future results. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. CĪON undertakes no obligation to update any forward-looking statements contained herein to conform the statements to actual results or changes in its expectations.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CĪON’s Current Report on Form 8-K and Prospectus Supplement No. 15 on Form 497, each of which CĪON filed with the Securities and Exchange Commission (“SEC”) on May 18, 2016, as well as CĪON’s other reports filed with the SEC. A copy of CĪON’s Current Report on Form 8-K, Prospectus Supplement No. 15 on Form 497 and CĪON’s other reports filed with the SEC can be found on CĪON’s website at www.cioninvestmentcorp.com and the SEC’s website at www.sec.gov.

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